NEWS RELEASE

Encouraging Global Phase II Ivonescimab Data in First-Line Metastatic Colorectal Cancer Presented at ASCO 2026

2026-05-30

Promising Data Further Support Continued Expansion of Ivonescimab Clinical Development in mCRC

Overall Study Population Achieved ORR of 70.8% and DCR of 100.0%; Responses Consistent Across Ivonescimab Dose Levels Combined with Chemotherapy

Acceptable and Manageable Safety Profile for Ivonescimab Regimen; No New Safety Signals Observed

MIAMI--(BUSINESS WIRE)-- Summit Therapeutics Inc. (NASDAQ: SMMT) today presented new results from the AK112-206 trial (NCT05382442), a global, open-label, multicenter Phase II study in first-line metastatic colorectal cancer (mCRC) co-sponsored by Summit and Akeso, featuring the novel, potential first-in-class investigational bispecific antibody ivonescimab. The data were presented today at the 2026 American Society of Clinical Oncology (ASCO) Annual Meeting in Chicago.

The presentation, entitled "Ivonescimab with Oxaliplatin + Fluorouracil + Leucovorin Calcium for Patients with Unresectable Metastatic Colorectal Cancer: A Phase 2 Study," detailed interim results of the multiregional extension portion of the study evaluating ivonescimab combined with mFOLFOX6 chemotherapy in patients with unresectable microsatellite stable (MSS) mCRC who were previously untreated for metastatic disease. Patients (n=49) were

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randomized (1:1) to receive ivonescimab (10 or 20 mg/kg; n=24, n=25, respectively) plus mFOLFOX6 once every two weeks. The data cut-off for this analysis was March 31, 2026 (10 or 20 mg/kg median follow-up: 9.9 months, 9.8 months, respectively).

In this U.S.- and China-based Phase II cohort of treatment-naïve patients with mCRC, patients receiving ivonescimab in combination with standard-of-care doublet chemotherapy mFOLFOX6 demonstrated an objective response rate (ORR) of 70.8% across both arms in evaluable patients (n=48). This result is encouraging compared to historical performance of standard-of-care regimens combining bevacizumab with FOLFOX chemotherapy from prior studies. Treatment responses in the ivonescimab 20 mg/kg arm were more durable than in the ivonescimab 10 mg/kg arm, with a duration of response landmark estimate at 9 months of 79.1% vs. 41.5%, respectively. While progression-free survival (PFS) analysis is still immature in this study, the landmark 9-month PFS rate was 76.1% for those patients receiving 20 mg/kg of ivonescimab.

The safety profile of ivonescimab combined with chemotherapy in this study is comparable to rates observed in historical studies with chemotherapy and anti-VEGF antibodies. In total including both arms, 20.4% of patients experienced serious treatment-related adverse events (TRAEs) associated with either ivonescimab or chemotherapy. There were no ivonescimab-related deaths and one ivonescimab-related discontinuation, supporting the tolerability and ability to manage adverse events.

“In this expansion cohort of treatment-naïve patients with metastatic colorectal cancer, the addition of ivonescimab to mFOLFOX6 delivered deep and durable response rates that compare favorably to historical benchmarks seen with chemotherapy alone or in combination with anti-VEGF therapies,” said David Berz, M.D., Ph.D., medical oncologist, Founder of Valkyrie Clinical Trials and an investigator in the AK112-206 study. “While progression-free survival remains immature, the high proportion of patients who were progression-free at nine months is encouraging, and the safety profile was consistent with established standards of care. These results support the potential of this dual-targeted approach to improve outcomes in this difficult-to-treat population and warrant further investigation.”

Ivonescimab continues to demonstrate an acceptable and manageable safety profile with no new safety signals observed in this study. This was consistent with previous studies of ivonescimab, including Phase II data in mCRC, and evidencing the potential for a favorable benefit-risk profile for ivonescimab plus mFOLFOX6 in this setting. In this study, adverse events were manageable: all patients experienced at least one treatment-emergent adverse event (TEAE) related to either ivonescimab or chemotherapy with the most common events on both dosing arms being decreased neutrophil count, decreased white blood cell count, and anemia.

“Metastatic colorectal cancer remains a significant area of unmet need, where many patients continue to face limited durable treatment options,” said Allen S. Yang, M.D., Ph.D., Chief R&D Strategy Officer of Summit. “These

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data add to the growing body of evidence supporting the potential of ivonescimab as a differentiated PD-1 / VEGF bispecific, and we are committed to advancing its development across multiple tumor types where we believe it may meaningfully improve patient outcomes."

Summit is currently conducting HARMONi-GI3 (NCT07228832), a global Phase III clinical trial evaluating ivonescimab in combination with mFOLFOX6 chemotherapy compared with bevacizumab plus mFOLFOX6 chemotherapy in patients with first-line unresectable mCRC. This study is featured at this year's ASCO Annual Meeting in a Trials-in-Progress (TiP) presentation entitled, "A Randomized, Active-Controlled Phase 3 Study of Ivonescimab + FOLFOX Versus Bevacizumab + FOLFOX as First-Line Treatment of Metastatic Colorectal Cancer: HARMONi-GI3."

About Colorectal Cancer

Colorectal cancer (CRC), which includes cancers of the colon and rectum, is the third most commonly diagnosed cancer worldwide and the second leading cause of cancer-related death, with approximately 1.9 million new cases and more than 900,000 deaths reported globally in 2022.[1] In the U.S., CRC remains a significant health burden, with an estimated 158,850 new cases and 55,230 deaths projected in 2026.[2] Prognosis is highly dependent on stage at diagnosis: while overall 5-year survival is approximately 65%, patients with metastatic disease have substantially poorer outcomes, with 5-year survival rates of approximately 13% for metastatic colon cancer and 18% for metastatic rectal cancer.[2,3] These data underscore the urgent need for improved treatment options for patients with metastatic CRC (mCRC).

CRC is biologically heterogeneous, with tumors broadly classified based on microsatellite status. Approximately 80–85% of colorectal cancers are microsatellite stable (MSS), also referred to as mismatch repair–proficient (pMMR) tumors.[4] MSS/pMMR colorectal tumors are typically characterized by lower tumor mutational burden and an immune-cold phenotype, with limited responsiveness to immune checkpoint inhibitors.[5,6] In metastatic disease, they represent the overwhelming majority of cases, accounting for approximately 95% of tumors.[5] As a result, most patients with mCRC are not eligible for currently approved immunotherapy monotherapies and are treated with chemotherapy-based regimens, often in combination with targeted therapies such as anti-VEGF and anti-EGFR agents.

About Ivonescimab

Ivonescimab, known as SMT112 in Summit's license territories, North America, South America, Europe, the Middle East, Africa, and Japan, and as AK112 outside of Summit's license territories, is a novel, potential first-in-class investigational bispecific antibody combining the effects of immunotherapy via a blockade of PD-1 with the anti-angiogenesis effects associated with blocking VEGF into a single molecule. By design, ivonescimab displays unique cooperative binding to each of its intended targets with multifold higher affinity to PD-1 when in the presence of VEGF.

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This is intended to differentiate ivonescimab as there is potentially higher expression (presence) of both PD-1 and VEGF in tumor tissue and the tumor microenvironment (TME) as compared to normal tissue in the body. Summit believes ivonescimab's specifically engineered tetravalent structure (four binding sites) enables higher avidity (accumulated strength of multiple binding interactions) in the TME (Zhong, et al, iScience, 2025). This tetravalent structure, the intentional novel design of the molecule, and bringing these two targets into a single bispecific antibody with cooperative binding qualities have the potential to direct ivonescimab to the tumor tissue versus healthy tissue. The intent of this design, together with a half-life of 6 to 7 days after the first dose (Zhong, et al, iScience, 2025) increasing to approximately 10 days at steady state dosing, is to improve upon previously established efficacy thresholds, side effects, and safety profiles associated with prior approved drugs to these targets.

Ivonescimab was engineered by Akeso Inc. (HKEX Code: 9926.HK) and is currently utilized in multiple Phase III clinical trials. Over 4,000 patients have been treated with ivonescimab in clinical studies globally, and over 70,000 patients when considering those treated in a commercial setting in China, as noted by Akeso.

There are currently 15 Phase III clinical studies that are either announced, ongoing, or have been completed studying ivonescimab, four of which are Summit-sponsored global studies, one of which is a multiregional study sponsored by a cooperative group, and 10 of which are being or have been conducted in China by Akeso. Summit began its clinical development of ivonescimab in NSCLC, commencing enrollment in 2023 in two multiregional Phase III clinical trials, HARMONi and HARMONi-3. In 2025, Summit began enrolling patients in HARMONi-7. Summit expanded its Phase III clinical development program into CRC in the fourth quarter of 2025 by initiating enrollment in HARMONi-GI3.

HARMONi is a Phase III clinical trial evaluating ivonescimab combined with chemotherapy compared to placebo plus chemotherapy in patients with EGFR-mutated, locally advanced or metastatic non-squamous NSCLC who were previously treated with a third- generation EGFR TKI (e.g., osimertinib). Detailed results of the study were provided in September 2025, and a Biologics License Application (BLA) was submitted to the United States Food and Drug Administration (FDA) for marketing authorization, which the FDA accepted for filing in January 2026; the goal Prescription Drug User Fee Act (PDUFA) date is November 14, 2026.

HARMONi-3 is a Phase III clinical trial evaluating ivonescimab combined with chemotherapy compared to pembrolizumab combined with chemotherapy in patients with first-line metastatic, squamous or non-squamous NSCLC, irrespective of PD-L1 expression. The clinical trial is evaluating the two histologies as individual, separately powered cohorts with independent statistical powering.

HARMONi-7 is a Phase III clinical trial evaluating ivonescimab monotherapy compared to pembrolizumab

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monotherapy in patients with first-line metastatic NSCLC whose tumors have high PD-L1 expression.

HARMONi-GI3 is a Phase III clinical trial evaluating ivonescimab in combination with chemotherapy compared with bevacizumab plus chemotherapy in patients with first-line unresectable metastatic CRC.

ILLUMINE is a Phase III study being conducted by GORTEC, a cooperative group dedicated to Head and Neck Oncology, in recurrent / metastatic head and neck squamous cell carcinoma (r/m HNSCC). ILLUMINE is a three-arm Phase III clinical trial designed to evaluate ivonescimab monotherapy, as well as ivonescimab in combination with ligufalimab, Akeso's proprietary anti-CD47 monoclonal antibody, compared to monotherapy pembrolizumab in patients with PD-L1 positive r/m HNSCC.

In addition, Akeso has recently had positive read-outs in three single-region (China), randomized Phase III clinical trials, HARMONi-A, HARMONi-2, and HARMONi-6, for ivonescimab in NSCLC, including a statistically significant overall survival benefit in HARMONi-A, with a manageable safety profile in each study.

HARMONi-A was a Phase III clinical trial evaluating ivonescimab combined with chemotherapy compared to placebo plus chemotherapy in patients with EGFR-mutated, locally advanced or metastatic non-squamous NSCLC who have progressed after treatment with an EGFR TKI.

HARMONi-2 is a Phase III clinical trial evaluating monotherapy ivonescimab against monotherapy pembrolizumab in patients with locally advanced or metastatic NSCLC whose tumors have positive PD-L1 expression.

HARMONi-6 is a Phase III clinical trial evaluating ivonescimab in combination with platinum-based chemotherapy compared with tislelizumab, an anti-PD-1 antibody, in combination with platinum-based chemotherapy in patients with locally advanced or metastatic squamous NSCLC, irrespective of PD-L1 expression.

Akeso is actively conducting multiple Phase III clinical studies in settings outside of NSCLC, including biliary-tract cancer, triple-negative breast cancer, head and neck squamous cell carcinoma, small cell lung cancer, colorectal cancer, and pancreatic cancer.

Ivonescimab is an investigational therapy that is not approved by any regulatory authority in Summit's license territories, including the United States and Europe. Ivonescimab was initially approved for marketing authorization in China in May 2024.

About Summit Therapeutics Inc.

Summit Therapeutics Inc. is a biopharmaceutical oncology company focused on the discovery, development, and commercialization of patient-, physician-, caregiver- and societal-friendly medicinal therapies intended to improve

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quality of life, increase potential duration of life, and resolve serious unmet medical needs.

Summit was founded in 2003 and the company's shares are listed on the Nasdaq Global Market (symbol "SMMT"). Summit is headquartered in Miami, Florida, with additional offices in Palo Alto, California, Princeton, New Jersey, Dublin, Ireland, and Oxford, UK.

For more information, please visit **https://www.smmttx.com** and follow Summit on X @SMMT_TX.

References:

1. **World Health Organization. Colorectal cancer fact sheet**. February 13, 2026. Accessed May 19, 2026.
2. **National Cancer Institute, Surveillance, Epidemiology, and End Results (SEER) Program. Cancer Stat Facts: Colorectal Cancer**. Accessed May 19, 2026.
3. **American Cancer Society. Survival Rates for Colorectal Cancer (based on SEER 2014–2020 data)**. January 13, 2026. Accessed May 19, 2026.
4. **Colorectal Cancer Alliance. Microsatellite Stability Biomarker (MSS)**. Accessed May 19, 2026.
5. Lieu CH. The use of immunotherapy in metastatic microsatellite-stable colorectal cancer. Hematol Oncol. 2022;20(12) .
6. Han YJ, Shao CY, Yao Y, et al. Immunotherapy of microsatellite stable colorectal cancer: resistance mechanisms and treatment strategies. Postgrad Med J. 2024;100:373–381.

Summit Forward-Looking Statements

Any statements in this press release about the Company's future expectations, plans and prospects, including but not limited to, statements about the clinical and preclinical development of the Company's product candidates, entry into and actions related to the Company's partnership with Akeso Inc. and other collaborations, the intended use of the net proceeds from the private placements, the Company's anticipated spending and cash runway, the therapeutic potential of the Company's product candidates, the potential commercialization of the Company's product candidates, the timing of initiation, completion and availability of data from clinical trials, the potential submission of applications for marketing approvals, the expected timing of BLA submissions or FDA decisions, potential acquisitions, statements about the previously disclosed At-The-Market equity offering program ("ATM Program"), the expected proceeds and uses thereof, the Company's estimates regarding stock-based compensation, and other statements containing the words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "target," "would," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the Company's ability to sell shares of our common stock under the ATM Program, the conditions affecting the capital markets, general economic, industry, or political conditions,

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including the effects of geopolitical developments, domestic and foreign trade policies, and monetary policies, the results of our evaluation of the underlying data in connection with the development and commercialization activities for ivonescimab, the outcome of discussions with regulatory authorities, including the Food and Drug Administration, the uncertainties inherent in the initiation of future clinical trials, availability and timing of data from ongoing and future clinical trials, the results of such trials, and their success, global public health crises, that may affect timing and status of our clinical trials and operations, whether preliminary results from a clinical trial will be predictive of the final results of that trial or whether results of early clinical trials or preclinical studies will be indicative of the results of later clinical trials, whether business development opportunities to expand the Company's pipeline of drug candidates, including without limitation, through potential acquisitions of, and/or collaborations with, other entities occur, expectations for regulatory approvals, laws and regulations affecting government contracts and funding awards, availability of funding sufficient for the Company's foreseeable and unforeseeable operating expenses and capital expenditure requirements and other factors discussed in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of filings that the Company makes with the Securities and Exchange Commission. Summit defines a "positive study" as a clinical study that with one or more prespecified primary endpoints in which one of those endpoints achieves a statistically significant benefit according to the protocol or statistical analysis plan. Any change to our ongoing trials could cause delays, affect our future expenses, and add uncertainty to our commercialization efforts, as well as to affect the likelihood of the successful completion of clinical development of ivonescimab. Accordingly, readers should not place undue reliance on forward-looking statements or information. In addition, any forward-looking statements included in this press release represent the Company's views only as of the date of this release and should not be relied upon as representing the Company's views as of any subsequent date. The Company specifically disclaims any obligation to update any forward-looking statements included in this press release.

Summit Therapeutics and the Summit Therapeutics logo are registered trademarks of Summit Therapeutics Inc. and/or its affiliates. Copyright 2026, Summit Therapeutics Inc. All Rights Reserved.

Summit Investor Relations & Media Contacts:

Nathan LiaBraaten
Senior Director, Investor Relations

Tracy Jones
Director, Media & Public Relations

investors@smmttx.com
media@smmttx.com

Source: Summit Therapeutics

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